LIMITED PARTNERSHIP AGREEMENT

OF

BERLWOOD FIVE, LTD.

A Texas Limited Partnership

THE INTERESTS OF THE LIMITED PARTNERS IN THE PARTNERSHIP REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE SECURITIES ACT OF THE STATE OF TEXAS OR THE SECURITIES LAWS OF ANY OTHER STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE PARTNERSHIP, SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO AN EXEMPTION THEREFROM.

THE TRANSFER OF AN INTEREST IN THE PARTNERSHIP BY A LIMITED PARTNER IS ALSO RESTRICTED BY ARTICLE VII OF THIS AGREEMENT.

LIMITED PARTNERSHIP AGREEMENT

OF

BERLWOOD FIVE, LTD.

Table of Contents

Page

I Definitions 1

1.1 Definitions I

(a) "Act" I

(b) "Adjusted Capital Account" 1

(c) "Adjusted Capital Account Deficit" 2

(d) "Affiliate" 2

(e) "Agreed Value" 2

(f) "Agreement" 2

(g) "Allocation Regulations" 2

(h) "Assignee" 2

(i) "Appraisal" 2

j) "Approved By The Partners" 2

(k) "Available Cash" 3

(l) "Bankruptcy" 3

(m) "Built-In Gain" 3

(n) "Built-In Loss" 3

(o) "Capital Account" 3

(p) "Capital Contribution" 4

(q) "Carrying Value" 4

(r) "Code" 4

(s) "Contributed Property" 5

(t) "Controlled Corporation" 5

(u) "Default Interest Rate" 5

(v) "Depreciation" 5

(w) "Effective Date" 5

(x) "Family" 5

(y) "Family Assets" 5

(z) "General Partner" and "General Partner Interest" 5

(aa) "Gross Asset Value" 5

(bb) "Limited Partner" and "Limited Partner Interest" 5

(cc) "Managing General Partner" 6

(dd) "Partners" 6

(ee) "Partnership" 6

(if) "Partnership Interest" 6

(gg) "Partnership Property" 6

(hh) "Proceeding" 6

(ii) "Person" 6

(jj) "Profits" and "Losses" 6

(kk) "Property" 7

(11) "Regulations" 7

(mm) "Representative" 7

(nn) "Reserves" 7

(oo) "Return of Capital Distributions" 7

(pp) "Section 704(e) Capital Account" 8

(qq) "Section 704(e) Carrying Value" 8

(rr) "Sharing Ratio" 8

(ss) "Unanimous Consent" 8

(tt) "Unrealized Gain" 8

(uu) "Unrealized Loss" 8

(vv) "Terminating Capital Transaction" 8

II The Partnership 9

2.1 Formation 9

2.2 Name 9

2.3 Registered Office/Registered Agent 9

2.4 Qualification 9

2.5 Term 9

III Purposes 9

3.1 Purposes of Partnership 9

3.2 General Powers 10

3.3 Special Business Powers 10

IV Capital Contributions 11

4.1 Initial Capital Contributions 11

4.2 No Further Contributions or Loans Required 11

4.3 Voluntary Additional Capital Contributions 11

4.4 Capital Accounts; No Interest 12

4.5 Partnership Property 12

4.6 Certificates of Ownership 12

V Allocations 13

5.1 General 13

5.2 Profits and Losses 13

5.3 Transferor - Transferee Allocations; Section 754 Election 14

5.4 Reliance on Advice of Accountants and Attorneys 14

5.5 Tax Allocations; Code Section 704(c) 15

5.6 Partner Acknowledgment 15

VI Distributions of Cash 15

6.1 Distribution of Available Cash 15

6.2 Distributions of Proceeds of Terminating Capital Transaction 16

VII Transfer of Rights 16

7.1 Transfers by Limited Partner 16

7.2 Substituted Limited Partner 17

7.3 Prohibition on Voluntary Transfer by General Partner 17

7.4 Additional Conditions to Assignment and Substitution 18

7.5 Involuntary Assignment by a General Partner 18

7.6 Involuntary Assignment by a Limited Partner 19

7.7 Rights of Partners on Withdrawal 19

7.8 Partner's Option to Purchase Partnership Interest

(Involuntary Assignment) 20

7.9 Assignee's Tax Liability 22

VIII Rights, Obligations, Indemnification and

Remuneration of the General Partner 22

8.1 Rights and Obligations of the Managing General Partner

as Manager 22

8.2 Specific Limitations on the General Partner 23

8.3 Agreements and Borrowings of the Partnership 23

8.4 Loans by General Partner 23

8.5 Application of Proceeds, Fees, and Expenses 24

8.6 Contracts with General Partner's Affiliates 24

8.7 Other Business Ventures 24

8.8 Meetings of the Partners; Written Consent 25

8.9 Decision of the Partnership 25

8.10 Managing General Partner/Successor Managing General Partner 25

8.11 Tax Classification 25

IX Rights and Status of Limited Partners 25

9.1 General 25

9.2 Limitation on Liability 26

9.3 Bankruptcy; Death of Limited Partner 26

X Accounting, Records and Reports 26

10.1 Books, Records and Reports 26

10.2 Accounting Method 27

10.3 Annual Reports 27

10.4 Financial Institutions 27

10.5 Tax Elections .27

10.6 Tax Matters Partner 27

XI Dissolution of Partnership 28

11.1 Causes of Dissolution 28

11.2 Continuation of Partnership 28

11.3 Winding up and Liquidator 28

11.4 No Recourse 29

11.5 Date of Termination 30

XII Power Of Attorney 30

12.1 Grant of Power 30

12.2 Irrevocability of Power 30

XIII Miscellaneous 31

13.1 Multiple Counterparts 31

13.2 Notices 31

13.3 Amendment 31

13.4 Severability 31

13.5 Governing Law 31

13.6 Headings 31

13.7 Number and Gender 31

13.8 Character of Partnership Interests 31

LIMITED PARTNERSHIP AGREEMENT

OF

BERLWOOD FIVE, LTD.

This Limited Partnership Agreement (the "Agreement"), is made effective as of the 4th day of December, 2000 (the "Effective Date"), by and among BERL WOOD THREE, LLC as General Partner (herein sometimes referred to as the "General Partner") and JOHN B. FOSTER, LINDA K. THOMAS, JASON D. SEAR and SPRING FOSTER McCUROY as Limited Partners (herein sometimes collectively referred to as the "Limited Partner").

WITNESSETH:

WHEREAS, the General Partner and the Limited Partner desire to and do hereby enter into and form BERLWOOD FIVE, LTD., a Texas limited partnership (the "Partnership"), pursuant to and under the Texas Revised Limited Partnership Act to conduct the activities hereinafter described; and

WHEREAS, the General Partner and the Limited Partner desire to set forth their understanding of the terms and provisions that will govern their relationship with respect to the Partnership in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement:

(a) "Act" means the Texas Revised Limited Partnership Act, Article 6132a-1, Texas Revised Civil Statutes, as from time to time amended.

(b) "Adjusted Capital Account" means, with respect to a Partner, that Partner's Capital Account after (i) crediting to his Capital Account any amount which the Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); (ii) crediting to his Capital Account any amount that Partner is unconditionally obligated to contribute to the Partnership under applicable law; and (iii) debiting to the Capital Account the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5), and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Sections 1.704-1 (b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

(c) "Adjusted Capital Account Deficit" means, with respect to a Partner, the deficit balance, if any, in that Partner's Adjusted Capital Account.

(d) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person, or, with regard to a Person who is an individual, a member of such Person's family, whether by blood or marriage. As used in this definition, the term "control" means (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote more than fifty percent 50% of shares or the equivalent having the power to vote in the election of directors, managers, or Persons performing similar functions, and (b) with respect to any other entity, the ability to direct its business and affairs.

(e) "Agreed Value" means the Gross Asset Value of any Contributed Property or distributed property net of any liability assumed or taken subject to by the Partnership or the distributee, as the case may be.

(f) "Agreement" means this Agreement of Limited Partnership as amended.

(g) "Allocation Regulations" means Treasury Regulations promulgated under Code Sections 704(b) and 704(e).

(h) "Assignee" means a transferee who has acquired all or a portion of au interest in a Partnership Interest by any form of conveyance, transfer, or assignment whatsoever as of the date the assignment of the Partnership Interest has become "effective." As used in this Agreement, the assignment of a Partnership Interest becomes "effective" as of the date on which all of the requirements of an assignment expressed in this Agreement shall have been met. An Assignee has only the rights of an Assignee granted under this Agreement or Section 7.02 of the Act to the extent the provisions of the Act are not in conflict with this Agreement. An Assignee does not have the right to become a partner except as provided in this Agreement or in Section 7.04 of the Act to the extent the provisions of the Act are not in conflict with this Agreement.

(i) "Appraisal" means, unless the context indicates otherwise, a written valuation report by a qualified appraiser that describes and values the fair market value of an ownership interest in the Partnership.

(j) "Approved By The Partners" means approved by Unanimous Consent of all Partners who may vote, consent, or withhold consent on an issue or act at the time such vote or consent is required. "Approved By The Limited Partners" means approved in the manner set forth in this paragraph by those Limited Partners who may vote, consent, or withhold consent on an issue or act at the time such consent is required; provided, however, that if there are no such Limited Partners, then by the Managing General Partner. Consent by such Limited Partners who may vote, consent, or withhold consent on an issue or act shall mean an affirmative vote of 51% of the Limited Partner Interests of Limited Partners who may consent on any issue or act.

Notwithstanding anything elsewhere contained in this Agreement, no Partner shall have or may vote on or give or withhold consent on any issue or act, if such right to vote, consent to, or withhold consent will be considered to be the direct or indirect retention of the voting rights of the shares of stock of a Controlled Corporation that such Partner has contributed to or transferred in any way to the Partnership.

(k) "Available Cash" at any point in time means all cash held by or on behalf of the Partnership (other than cash receipts arising from a Terminating Capital Transaction) at the time of determination minus Reserves at the time of determination.

(1) "Bankruptcy" means, as to any Partner, (or any shareholder of a corporation or member of a limited liability company who is Partner) the Partner's taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within ten days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

(m) "Built-In Gain" with respect to any Partnership property means (1) as of the time of contribution, the excess of the Gross Asset Value of any Contributed Property over its adjusted basis for federal income tax purposes, and (2) in the case of any adjustment to the Carrying Value of any Partnership property pursuant to this Agreement, the Unrealized Gain.

(n) "Built-In Loss" with respect to any Partnership property means (1) as of the time of contribution, the excess of the adjusted basis for federal income tax purposes of any Contributed Property over its Gross Asset Value, and (2) in the case of any adjustment to the Carrying Value of any Partnership property pursuant to this Agreement, the Unrealized Loss.

(o) "Capital Account" means, as to any Partner, the sum of such Partner's Capital Contribution plus all items of Partnership income and gain allocated to such Partner pursuant to this Agreement, reduced by (i) all items of Partnership costs, expenses, losses and deductions allocated to such Partner pursuant to the terms of this Agreement, and (ii) any distributions made by the Partnership to such Partner. Each Capital Account shall be maintained in a manner corresponding to the capital of the Partners as reported on the federal income tax returns of the Partnership, and notwithstanding any other provision of this Agreement shall be maintained in accordance with the rules set forth in Treasury Regulation Sections under Code Section 704(b).

(1) If any additional Partnership Interests are to be issued in consideration for a contribution of Property or cash (other than a de minimis amount) or if any Property or cash (other than a de minimis amount) is to be distributed in liquidation of the Partnership or a Partnership Interest, the Capital Accounts of the Partners and the Carrying Value of all Property shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions of Section 704(b) of the Code and the Regulations) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to all Property (as if the Unrealized Gain or Unrealized Loss had been recognized upon actual sale of the Property upon a liquidation of the Partnership immediately prior to issuance).

(2) If all or any portion of a Partnership Interest is transferred to a Permitted Transferee as a gift or deemed gift, the Capital Accounts of the Partners and the Carrying Value of all Property shall, immediately prior to such transfer, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Property in a manner similar to that set forth in the above paragraph of this Section. The Capital Accounts and Carrying Values so determined under this paragraph, shall be referred to as the "Section 704(e) Capital Accounts" and "Section 704(e) Carrying Values," respectively. The Section 704(e) Capital Accounts and Section 704(e) Carrying Values shall thereafter be adjusted in the same manner as Capital Accounts and Carrying Values.

(3) Except as otherwise required by the Regulations under Code 704(b), in the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account and the Section 704(e) Capital Account of the transferor to the extent it relates to the transferred interest.

(p) "Capital Contribution" means, as to any Partner, the sum of(i) the Partner's Initial Capital Contribution, plus (ii) the Partner's Additional Capital Contribution, if any. "Initial Capital Contribution" means, as to any Partner, the value of property transferred to the Partnership upon creation or admission as a Partner. "Additional Capital Contribution" means, as to any Partner, the amount of cash or the fair market value of property contributed to the Partnership by such Partner in addition to such Partner's Initial Capital Contribution, but only to the extent such cash or property is actually contributed by such Partner to the Partnership pursuant to Section 4.3 of this Agreement. Except as otherwise provided by the Regulations under Code Section 704(b), in the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account and the Section 704(e) Capital Account of the transferor to the extent it relates to the transferred interest.

(q) "Carrying Value" means (1) with respect to any Contributed Property, the Gross Asset Value of the property reduced as of the time of determination by all Depreciation and any appropriate amount to reflect any sales, retirements, or other dispositions of assets included in the property, and (2) with regard to other Property, the adjusted basis of the property for federal income tax purposes as of the time of determination; provided, however, that the Carrying Values shall be further adjusted as provided in Section 1.1(o) of Article I of this Agreement and, at the time of adjustment, the property shall thereafter be deemed to be a Contributed Property contributed as of the date of adjustment.

(r) "Code" means the Internal Revenue Code of 1986, as amended.

(s) "Contributed Property" means any property other than cash contributed to the Partnership.

(t) "Controlled Corporation" means a corporation in which, at any time after the transfer of stock of such corporation to the Partnership from a Partner, such Partner owns (with the application of Section 318 of the Code), or has the right (either alone or in conjunction with any person) to vote the stock of such corporation possessing at least 20 percent (20%) of the total combined voting power of all classes of the stock of such corporation.

(u) "Default Interest Rate" means the rate per annum equal to the lesser of: (1) the Bank of America, N.A., prime rate as of the date of transfer; or (2) the maximum rate permitted by applicable state usury law.

(v) "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction of the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero. Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the General Partner.

(w) "Effective Date" means the date when this Partnership becomes effective as defined on page 1 of this Agreement.

(x) "Family" mean JOHN B. FOSTER and BARBARA ANN FOSTER, their children, and their descendants and trusts for their benefit.

(y) "Family Assets" means all Property owned by the members of the Family, which has been contributed to or acquired by the Partnership.

(z) "General Partner" and "General Partner Interest" mean respectively the General Partner and the Partnership Interest held as a General Partner.

(aa) "Gross Asset Value" means (i) with regard to property contributed to the Partnership, the fair market value of the property as of the date of the contribution, and (ii) as to any property the Carrying Value of which is adjusted pursuant to Section 1.1(o) of Article I of this Agreement, the fair market value of the property as of the date of the adjustment, as the fair market value is determined by the General Partner using any reasonable method.

(bb) "Limited Partner" and "Limited Partner Interest" mean respectively any of the Limited Partners and the Partnership Interest held as a Limited Partner.

(cc) "Managing General Partner" means BERLWOOD THREE, LLC who is to act on behalf of the Partnership as provided for in this Agreement.

(dd) "Partners" means each General Partner and the Limited Partners, collectively, and "Partner" means any one of the Partners. A Partner ceases to be a Partner for all purposes with respect to and to the extent of any Partnership Interest transferred by such Partner.

(ee) "Partnership" means BERLWOOD FIVE, LTD., the Texas limited partnership evidenced by this Agreement.

(ff) "Partnership Interest" means, as to any Partner, the ratio of such Partner's Capital Account to the aggregate Capital Accounts of all Partners. See Exhibit A attached hereto and incorporated by reference herein for the initial Partnership Interests.

(gg) "Partnership Property" means all assets and property of any kind or character of the Partnership.

(hh) "Proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

(ii) "Person" means any individual, estate, partnership, corporation, trust, unincorporated association, limited liability company, joint venture or any other entity.

(jj) "Profits" and "Losses" means for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1), and any guaranteed payments paid to a General Partner, shall be included in taxable income or loss), with the following adjustments:

(1) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(2) any expenditures of the Partnership described in Code Section 705 (a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1 (b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(3) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value or Code Section 704(e) Carrying Value of the property disposed of, as the case may be, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value or Code Section 704(e) Carrying Value;

(4) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(5) if the Carrying Value or Code Section 704(e) Carrying Value, as the case may be, of any Partnership property is adjusted pursuant to this Agreement, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses;

(6) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Article V, Section 5.2(e) of this Agreement shall not be taken into account in computing Profits or Losses.

(kk) "Property" means all real and personal property which has been contributed to or acquired by the Partnership and all increases and decreases applicable to the Property.

(11) "Regulations" means Treasury Regulations promulgated under the Code as amended.

(mm) "Representative" means any attorney-in-fact or agent of the Managing General Partner serving as such while the Managing General Partner is the general partner of the Partnership.

(nn) "Reserves" as of any particular time means such amounts as the Managing General Partner, in his sole and absolute discretion, deems necessary for satisfaction of liabilities or obligations of the Partnership (including but not limited to current expenses, liabilities or obligations, or contingent expenses, liabilities or obligations) and for funding ongoing business operations of the Partnership.

(oo) "Return of Capital Distributions" Notwithstanding any provision contained in this Agreement or the Partnership Act to the contrary, any distribution, other than a distribution of Partnership income, shall be a return of capital to the Partner (or Assignee) receiving such distribution. Return of Capital Distributions shall include distributions of the Initial Capital Contribution of a Partner and any proceeds (including capital gains) received by the Partnership from the sale, involuntary conversion, or condemnation of Partnership Property, which are allocated to a Partner's Capital Account; provided, however, that such term shall not include income earned by the Partnership even if allocated to a Partner's Capital Account. If a Partner's Partnership Interest is that Partner's (or Assignee's) separate property, then any distribution of Partnership that is a Return of Capital Distribution shall also be that Partner's (or Assignee's) separate property.

(pp) "Section 704(e) Capital Account" shall have the meaning ascribed to it in Section 1 .1(o)(2) of Article I of this Agreement.

(qq) "Section 704(e) Carrying Value" shall have the meaning ascribed to it in Section 1.1(o)(2) of Article I of this Agreement.

(rr) "Sharing Ratio" means the ratio of a Partner's Capital Account to the Capital Accounts of all Partners, or, if applicable, the ratio of a Partner's Section 704(e) Capital Account to the Section 704(e) Capital Accounts of all Partners. The Initial Sharing Ratios of the Partners as of the Effective Date are set forth on Exhibit A. Each Partner's Sharing Ratio is subject to change over time as provided in this Agreement. Section 704(e) Capital Accounts and Section 704(e) Carrying Values are maintained in order to insure that allocations under Article V are made in accordance with Section 704(e) of the Code. Section 704(e) Capital Accounts and Section 704(e) Carrying Values are applicable for determining Sharing Ratios for any period beginning immediately after an adjustment has been made under Section 1.1 (o)(2) of Article I. and ending immediately before any next succeeding adjustment under Section 1.1(o)(1) of Article I.

Only for the purpose of determining a Partner's right to purchase a share of a Partnership Interest from another Partner, the term "Adjusted Sharing Ratio" shall mean the ratio that a Partner's Capital Account bears to the total of all Partner's Capital Accounts who have the right to purchase a Partnership Interest from another Partner.

(ss) "Unanimous Consent" means the vote or consent of all Partners.

Notwithstanding anything elsewhere contained in this Agreement, no Partner shall have or may vote on or give or withhold consent on any issue or act, if such right to vote, consent, or withholding consent will be considered to be the direct or indirect retention of the voting rights of the shares of stock of a Controlled Corporation that such Partner has contributed to or transferred in any way to the Partnership.

(tt) "Unrealized Gain" attributable to a Partnership property means the excess of the Gross Asset Value of the Property over the Carrying Value or the Section 704(e) Carrying Value, as the case may be, of the property as of the date of determination.

(uu) "Unrealized Loss" attributable to a Partnership property means the excess of the Carrying Value or the Section 704(e) Carrying Value, as the case may be, of the property over its Gross Asset Value as of the date of determination.

(vv) "Terminating Capital Transaction" means a sale or other permanent disposition (including casualty or condemnation) of all or substantially all of the assets of the Partnership, or a termination of the Partnership, or both.

ARTICLE II

The Partnership

2.1 Formation. The Partners hereby ratify and confirm the formation of the Partnership pursuant to the Act. The Managing General Partner shall promptly file a Certificate of Limited Partnership with the Secretary of State of Texas as required by the Act, and comply with all other legal requirements with respect to the formation of the Partnership. Except as herein stated, the Act shall govern the rights and liabilities of the Partners.

2.2 Name. The name of the Partnership shall be BERLWOOD FIVE, LTD., and the business of the Partnership shall be conducted under that name or under such other name as the Managing General Partner may select. The Partnership shall cause to be executed and filed of record all assumed or fictitious name certificates required by law.

2.3 Registered Office/Registered Agent. The initial registered office of the Partnership shall be 2200 5. Smith-Barry, Suite 150, Arlington, Texas 76013, and the initial registered agent of the Partnership at such address shall be LINDA K. THOMAS. The Managing General Partner may, from time to time, change the registered agent and registered office of the Partnership by complying with the requirements for such a change set forth in the Act. The principal office of the Partnership shall be located at 22005. Smith-Barry, Suite 150, Arlington, Texas 76013, or at such other location as the Managing General Partner may from time to time determine.

2.4 Qualification. The Managing General Partner shall promptly cause the Partnership to comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership in each jurisdiction where it conducts business and is required by applicable law to so qualify. The Managing General Partner and, if required by applicable law, the remaining General Partner and Limited Partners, shall execute and file all certificates and instruments necessary for such qualification.

2.5 Term. The Effective Date of this Partnership is that date set forth on page 1 of this Agreement, and the Partnership shall continue for a term certain until December 31, of the end of the fiftieth (50th) year from such Effective Date, or such earlier date, if any, on which the Partnership is dissolved under Article XI and thereafter, to the extent provided for by applicable law, until wound up and terminated under Article XI.

ARTICLE III

Purposes

3.1 Purposes of Partnership. Subject to the provisions of this Agreement, the purposes of the Partnership are:

(a) ownership, management, operation, development and investment in any and all forms of securities, businesses, real estate, trademarks, trade names, licenses, and other property, including, but not limited to, closely held or owned businesses;

(b) management and investment of all Partnership property;

(c) borrowing money in furtherance of the business of the Partnership, including issuing promissory notes or other evidences of indebtedness in connection therewith and securing same by mortgage, deed of trust, bond, indenture, pledge, or other lien or security interest;

(d) to conduct such other business activities as may be Approved By The Partners; and

(e) doing any and all other acts or things which may be necessary or desirable to carry on the business of the Partnership as herein contemplated.

(f) The purpose of the Partnership is also to make a Profit, increase wealth, and provide a means for the Family to-become knowledgeable of, manage, and preserve Family Assets. The Partnership will accomplish the following: provide resolution of any disputes which may arise among the Family in order to preserve family harmony and avoid the expense and problems of litigation; maintain control of Family Assets; consolidate fractional interests in Family Assets; increase Family wealth; establish a method by which annual gifts can be made without fractionalizing Family Assets; continue the ownership of Family Assets and restrict the right of non-Family to acquire interests in Family Assets; provide protection to Family Assets from claims of future creditors against Family members; prevent the transfer of a Family member's interest in the Partnership as a result of a failed marriage; provide flexibility in business planning not available through trusts, corporations, or other business entities; facilitate the administration and reduce the cost associated with the disability or probate of the estate of Family members; and promote the Family's knowledge of and communication about Family Assets.

3.2 General Powers. Except as otherwise specifically provided in this Agreement and subject to the limitations in the Act, the Partnership purposes may be accomplished by the Managing General Partner taking any action which is permitted hereunder or under the Act or which is customary or reasonably related to such Partnership purposes.

3.3 Special Business Powers. Except as otherwise specifically provided in this Agreement, in addition to all other business powers granted to the Managing General Partner, the Managing General Partner is authorized to retain any business interest, as shareholder, security holder, creditor, partner, proprietor or otherwise, even though it may constitute all or a large portion of the partnership property; to participate in the management and conduct of any business to the same extent as could an individual owner of any business; to vote the stock of any business interest and to determine all questions of policy; to execute partnership or other organizational agreements and amendments other than this Partnership Agreement; to participate in any incorporation, reorganization, merger, consolidation, recapitalization, liquidation, dissolution of any business or any change in its nature; to invest additional capital in any business by subscribing to or purchasing additional stock or securities of any business, or by making secured, unsecured or subordinated loans to any business with Partnership Property; to elect or employ as directors, officers, employees or agents of any business such persons (including a trustee or a director or officer or agent of a trustee) as are necessary and at such compensation as is appropriate; to rely upon the reports of certified public accountants as to the operations and financial condition of any business, without independent investigation; and to sell or liquidate any interest in any business.

ARTICLE IV

Capital Contributions

4.1 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Partner has contributed certain assets to the capital of the Partnership, its Initial Capital Contribution.

In exchange for their respective contributions of the Initial Capital Contributions each Partner shall be allocated Partnership Interests in accordance with the percentages set forth on Exhibit A attached hereto and incorporated by reference herein.

To the extent one of the Partners may receive an interest in the Partnership which is greater than his Capital Contribution warrants when compared to the Capital Contributions of the other Partners, such is intended to be and shall for all purposes be deemed to be and to result from a gift between the Partners. The foregoing shall apply to further contributions made to the Partnership or to any assets owned thereby by one or more Partners.

The Managing General Partner shall at all times maintain a percentage interest in the capital of the Partnership sufficient to maintain its status as a General Partner and maintain the entity as a Partnership.

4.2 No Further Contributions or Loans Required. The liability of a Limited Partner to the Partnership is limited to the amount of their Initial Capital Contribution. The Initial Capital Contribution called for in Section 4.1 represents the only funds or property a Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan or otherwise, unless hereafter otherwise agreed in writing by such Limited Partner pursuant to Section 4.3 hereof.

4.3 Voluntary Additional Capital Contributions. In the event that the Partnership's gross receipts are not sufficient to pay all operating expenses, capital expenditures, debt service and other expenses or expenditures permitted under this Agreement relating to the Partnership Property or arising therefrom and such deficit is not satisfied from the proceeds of any loan to the Partnership, the Managing General Partner may notify the Limited Partners in writing (the "Deficit Notice") of the total amount of such cash deficit and the additional aggregate contribution to Partnership capital which, in the reasonable opinion of the Managing General Partner, is needed to satisfy such deficit. On or before thirty (30) days after the Limited Partners receive the Deficit Notice, the General Partner and the Limited Partners may (but shall not be obligated to) contribute cash or other assets to the Partnership as an Additional Capital Contribution in an amount equal to their respective Sharing Ratio (based on Partnership Interests at the date of the Deficit Notice) of such requested additional contribution. In the event a Limited Partner elects not to contribute cash equal to his Sharing Ratio of such requested additional contribution in response to a Deficit Notice, a General Partner may, at its election, do any one or more of the following: (i) contribute cash or other assets to the Partnership as an Additional Capital Contribution in an amount up to the difference between the total additional contribution requested from all Partners pursuant to such Deficit Notice and the aggregate of the General Partner's and the Limited Partners' Additional Capital Contribution made pursuant to such Deficit Notice, (ii) loan funds to the Partnership as provided in Section 8.4, and/or (iii) cause the Partnership to offer to the other Partners (other than the non-contributing Limited Partner) the right to contribute the amount which the non-contributing Limited Partner elected not to contribute pursuant to such Deficit Notice (and if more than one other Partner elects to contribute pursuant to this subclause (iii), each such other Partner shall have the priority right to contribute that portion of the amount which the non-contributing Limited Partner elected not to contribute pursuant to such Deficit Notice which is equal to the ratio of such other Partner's Partnership Interest at the date of such Deficit Notice to the aggregate Partnership Interests owned by all such other Partners at such date who elect to contribute pursuant to this subclause (iii)).

4.4 Capital Accounts; No Interest. An individual Capital Account shall be maintained for each of the Partners as provided herein. No interest shall be paid with respect to the Capital Account of any Partner.

4.5 Partnership Property. All property or other assets acquired by the Partnership shall be owned by the Partnership subject to the terms of this Agreement, and no Partner shall have any individual ownership of such property or assets. No Partner shall have any right (and each Partner hereby irrevocably waives any right it might otherwise have had) to require a partition and/or distribution in kind of any Partnership Property. No Partner shall have the right to demand the return of its Capital Contribution or a distribution of any property from the Partnership, except as provided in this Agreement.

4.6 Certificates of Ownership. The Managing General Partner may, but is not required to, issue a certificate of ownership in the form designated by the Managing General Partner to every Partner to evidence the Partner's respective ownership interest in the Partnership, whether general and/or limited. Such certificate may be issued as soon as practicable once a person becomes a Partner. Except as provided herein or by law, a certificate of ownership, once issued, shall certify that the Partner's ownership interest has been fully paid for, and that the person to whom the certificate has been issued is a Partner herein. Notwithstanding the transfer or assignment of a certificate of ownership, interests in the Partnership may only be transferred pursuant to the other terms and provisions of this Agreement.

ARTICLE V

Allocations

5.1 General. Except as otherwise provided in this Article V, for federal income tax purposes, each item of income, gain, loss and deduction will be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article V.

5.2 Profits and Losses. Profits and Losses shall be allocated as follows:

(a) First, Losses shall be allocated to the Partners in accordance with an in proportion to the Partners' Sharing Ratios, but only to the extent of the Partners' Adjusted Capital Accounts.

(b) Second, to the extent the allocation of Losses to a Partner would create an Adjusted Capital Account Deficit for that Partner, such Losses shall be allocated to the General Partner.

(c) Third, Profits shall be allocated to the General Partner in a cumulative amount equal to the cumulative Losses allocated to the General Partner under Section 5.2 of this Article.

(d) FIVEth, Profits shall be allocated to Partners in accordance with such Partners' Sharing Ratios.

(e) Notwithstanding the preceding allocations, and to the extent the Managing General Partner deems it necessary to insure that the Agreement and the allocations thereunder meet the requirements of Code Section 704 and the Allocation Regulations, allocations of the following type and in the following priority will be made to the appropriate Partners in the necessary and required amounts as set forth in the Regulations under Code Section 704(b) before any other allocations under Section 5.2 of this Article:

(i) Partner nonrecourse debt minimum gain chargeback under Regulations Section 1.704-2(i);

(ii) Partnership minimum gain chargeback under Regulations Section 1.704-2(f) (provided that the Managing General Partner may seek a waiver of such chargeback in appropriate circumstances under Regulations Section 1 .704-2(f)(4) in its sole discretion);

(iii) In the event any Partners unexpectedly receive any adjustments, allocations, or distributions described in Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain to such Partners in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts (excluding from such deficit balance amounts Partners are obligated to restore under this Agreement or are treated as obligated to restore pursuant to Regulations Sections 1.704-1 (b)(2)(ii)(c), 1.704-1 (b)(2)(ii)(h), 1.704-2(g), or I .704-2(i)(5) created by such adjustments, allocations, or distributions as quickly as possible and in a manner which complies with Regulations Section 1.704-l(b)(2)(ii)(d);

(iv) Partner nonrecourse deductions under Regulations Section 1.704-2(i) which will in all cases be allocated to the Partner which bears economic risk of loss for the indebtedness to which such deductions are attributable; and,

(v) To the extent an adjustment to the adjusted tax basis of any Property under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1 .704(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

The allocations set forth in Section 5.2(e) of this Article (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may effect results which would not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the Managing General Partner is authorized to divide other allocations of Profits, Losses, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which distributions would be divided among the Partners under Article VI if such distributions were made in accordance with the Sharing Ratios of the Partners but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deductions, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The Managing General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations. Pursuant to Regulations Section 1 .752-3(a)(3), solely for purposes of determining each Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (as defined in Regulations Section 1 .752-3(a)(3)), the Partners' respective interests in Profits will be equal to their Sharing Ratio.

5.3 Transferor-Transferee Allocations; Section 754 Election. Income, gain, loss, deductions, and credit attributable to any interest in the Partnership which has been transferred shall be allocated between the transferor and the transferee under any method allowed under Code Section 706 as agreed by the transferor and the transferee. The Managing General Partner may make the election provided under Section 754 of the Code and any corresponding provision of applicable state law.

5.4 Reliance on Advice of Accountants and Attorneys. The Managing General Partner shall have no liability to the Limited Partners or the Partnership if he relies upon the written opinion of tax counsel or accountants retained by the Partnership with respect to all matters (including disputes) relating to computations and determinations required to be made under this Article or other provisions of this Agreement. After all allocations under this Article have been made, the Managing General partner, in its discretion, shall reallocate income among the Partners to the least extent necessary to insure that the provisions of Section 704(e) and the Regulations have been fulfilled, especially Regulations Section 1.704-1(e)(3). To the extent that any Partner was allocated income which the Internal Revenue Service finally determines should have allocated to any other Partner under the principles of Section 704(e), whether by way of a guaranteed payment or otherwise, the second Partner intends and does designate the income as a gift to the first Partner.

5.5 Tax Allocations; Code Section 704(c). With regard to income, gain, loss, depreciation, depletion and cost recovery deductions for federal income tax purposes: In the case of a Contributed Property, such items will be allocated among the Partners in the manner provided in Section 704(c) of the Code and its Regulations to take account of the Built-In Gain and Built-In Loss at the time of contribution and, in the case of any Property the Carrying Value of which has been adjusted pursuant to Section 1.1(o) Article I, such items will be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code and its Regulations to take into account differences between the Gross Asset Value and the adjusted tax basis of such property at the time of such adjustment. Allocations under this Section 5.5 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

5.6 Partner Acknowledgment. The Partners agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

ARTICLE VI

Distributions of Cash

6.1 Distribution of Available Cash. Distributions of Available Cash by the Partnership to the Partners, other than as set forth in Section 6.2 below (relating to terminating capital transactions), may be made at such times and in such amounts as the Managing General Partner determines in the Managing General Partner's sole and absolute discretion, however, any such distributions shall be made to the Partners in accordance with their respective Sharing Ratios as of the date of such distributions.

If the Managing General Partner, in its sole discretion, determines that cash distributions are appropriate, the Partnership will distribute to the Partners cash funds, less reasonable reserves as determined by the Managing General Partner, that may be distributed to the Partners without violation of law. Such funds will be distributed: (a) first from income of the Partnership until all Partnership income has been fully distributed; and then (b) from all other proceeds received from sales (including capital gains), involuntary conversions, and condemnations (Return of Capital Distributions). Such funds will be distributed to the Partners in the same proportions that the proceeds giving rise to such funds were credited to the Partners Capital Accounts. No Partner shall be entitled to any such distribution until, in the sole discretion of the Managing General Partner, such distribution is actually made.

6.2 Distributions of Proceeds of Terminating Capital Transaction. The proceeds of a Terminating Capital Transaction shall be distributed in the following order of priority:

(a) To the payment of the expenses of the Terminating Capital Transaction including, without limitation, brokerage commissions, legal fees, accounting fees and closing costs; and

(b) To the payment of debts, return of Capital Accounts and distributions to Partners in accordance with Section 11.3 hereof

ARTICLE VII

Transfer of Rights

7.1 Transfers by Limited Partner. Except as provided in this Section 7.1 or Section 9.3, a Limited Partner may not sell, assign, pledge, encumber or otherwise transfer all or any portion of his rights and interest in the Partnership.

(a) Furthermore, notwithstanding anything elsewhere contained herein, even if a sale, assignment, or other transfer is otherwise allowed herein, no such sale, assignment or other transfer may be made pursuant to any provision hereof: (i) except pursuant to an effective registration statement under all applicable federal and state securities laws or in a transaction which is exempt from registration under such laws; (ii) if such sale, assignment or transfer, when considered with all prior sales, assignments or transfers, would (1) result in the termination of the Partnership for federal income tax purposes or (2) result in the Partnership being classified as an association taxable as a corporation for federal income tax purposes under the Code; (iii) (if the Managing General Partner shall request) unless the transferor delivers to the Managing General Partner an opinion, in form and substance and issued by counsel reasonably acceptable to the Managing General Partner, that the proposed transfer complies with subsections (i) and (ii) of this Section 7.1; and (iv) unless all expenses of the Partnership in connection with such transfer are paid by the Limited Partner or its transferee.

(b) Every Limited Partner shall have the right to sell, assign, or otherwise transfer all or any portion of his Partnership Interest: (i) as provided in Sections 7.1(c) and 7.1(d) below; (ii) if first Approved By The Limited Partners; or (iii) in accordance with the terms of a transfer restriction or buy-sell agreement entered into by all of the Partners, if any.

(c) Every Limited Partner shall have the right to sell, assign, or otherwise transfer all or any portion of his Partnership Interest to: (i) another Partner or Partners; (ii) children of Partners; (iii) spouses of Partners who are themselves not otherwise Partners (but only if Approved By The Limited Partners); (iv) trusts established for. the benefit of Partners, spouses of Partners (but only if Approved By The Limited Partners), or children of Partners; or (v) charitable organizations that meet the requirements of Code Sections 170(c) and 2055 (but only if Approved By The Limited Partners).

(d) Notwithstanding Section 7.1(b) and Section 7.1(c) above (unless otherwise prohibited in the transfer/assignment documents), if an Assignee receives a Partnership Interest by gift, then such Assignee shall have the right, for a period of thirty (30) days beginning on the date of the gift of the Partnership Interest, to sell, assign, or otherwise transfer the Partnership Interest so received to anyone or any entity, whatsoever.

Except as otherwise provided in Section 7.2, such transferee shall be an Assignee and a Limited Partner shall not have the right to constitute its transferee as a substituted limited partner in the Partnership. If an Assignee or Limited Partner sells, assigns or otherwise transfers all or any portion of his rights or interest in the Partnership, he shall promptly notify the Managing General Partner of such transfer and furnish the Managing General Partner the name and address of the transferee (Assignee) and such other information as might be required by the Managing General Partner.

7.2 Substituted Limited Partner. Notwithstanding anything contained herein to the contrary, and only if approved by Unanimous Consent, the Partners may direct the Managing General Partner to admit a transferee (Assignee) of the interest of a Limited Partner as a substituted limited partner in the Partnership. Any transferee (Assignee) who desires to become a substituted limited partner shall:

(a) deliver to the Managing General Partner such information and opinions of counsel, execute such documents and take such other action as the Managing General Partner may deem appropriate with respect to such substitution, including, without limitation, the written acceptance and adoption by the transferee of the provisions of this Agreement and the assumption by the transferee of the obligations of its transferor under this Agreement and under the Act; and

(b) pay all expenses incurred by the Partnership in connection with such transfer and admission, including, without limitation, the cost of preparing and filing an amendment to the Certificate of Limited Partnership filed under Section 2.1.

A transferee (Assignee) shall become admitted as a substituted Limited Partner in the Partnership only if and when the consent to such admission is evidenced in writing. Thereafter, this Agreement shall be amended pursuant to the power of attorney granted in Section 12.1. A substituted limited partner shall, upon compliance with the above, succeed to all rights and obligations of its transferor as set out in this Agreement and the Act. The Partnership shall continue with the same Capital Account for the substituted Limited Partner Assignee as was attributable to its transferor.

7.3 Prohibition on Voluntary Transfer by General Partner. The Limited Partners have entered into this Agreement, in part, based upon the identity of the General Partner as of the date of this Agreement. Therefore, a General Partner may not sell, assign, or otherwise transfer, voluntarily or by operation of law, all or any portion of its rights, titles or interest in the Partnership without the written consent as Approved By The Limited Partners. The Limited Partners will be excused from accepting the performance of and rendering performance to any other person as General Partner hereunder (including any trustee or Assignee of or from a General Partner) as to whom such written consent has not been rendered. A General Partner may not, for any reason, pledge its interest in the Partnership or in Partnership capital, profits and losses.

Further, a shareholder of a corporation or member of a limited liability company that is a General Partner may not sell, assign, or otherwise transfer, voluntarily or by operation of law, all or any portion of its rights, titles or interest in such General Partner without the written consent as Approved By The Limited Partners. The Limited Partners will be excused from accepting the performance of and rendering performance to any other person such as a shareholder or member of a General Partner hereunder (including any trustee or Assignee of or from a shareholder or member of a General Partner) as to whom such written consent has not been rendered. A shareholder of a corporation or member of a limited liability company that is a General Partner may not, for any reason, pledge its interest in a General Partner or in its capital, profits and losses.

7.4 Additional Conditions to Assignment and Substitution. In addition to the conditions to assignment and substitution set forth above, the Managing General Partner and the Partnership shall not recognize any assignment or substitution of any Partner for any purpose if the Partnership shall not have received, if required by the Managing General Partner, an opinion of counsel selected by the Managing General Partner to the effect that such sale will not: (a) result in termination of the Partnership under applicable law; (b)result in termination of the Partnership for federal income tax purposes; (c) change the status of the Partnership as a partnership for federal income tax purposes; or (d) give rise to liability of the Partnership, any Partner or any agent or advisor thereof for violation of applicable securities laws.

7.5 Involuntary Assignment by a General Partner. In the event a General Partner's interest is taken or disturbed by levy, foreclosure, charging order, execution, or other similar proceedings, the Partnership shall not dissolve. The Assignee of that General Partner's interest shall receive only that General Partner's rights to distributions of profits and losses of the Partnership and shall, in no event, have the right to interfere in the management or the administration of the Partnership business or affairs or to act as a General Partner or Managing General Partner.

In the event the shares of a shareholder of a corporation or the interests of a member of a limited liability company that is a General Partner are taken or disturbed by levy, foreclosure, charging order, execution, or other similar proceedings, such General Partner shall cease to be a Partner and be deemed to be an Assignee, but the Partnership shall not dissolve unless otherwise provided herein. Such Assignee of that interest shall receive only that General Partner's rights to distributions of profits and losses of the Partnership and shall, in no event, have the right to interfere in the management or the administration of the Partnership business or affairs or to act as a General Partner or Managing General Partner.

Any entity to which an interest under this Agreement is assigned pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et. seq., shall be deemed without further act to have assumed all of the obligations arising under this Agreement on or after the date of such assignment. Upon demand, any such Assignees shall execute and deliver to each other party to this Agreement an instrument confirming such assumption. Failure to deliver such instrument shall be deemed a default hereunder by the Assignee.

7.6 Involuntary Assignment by a Limited Partner. In the event that a Limited Partner's interest is taken or disturbed by levy, foreclosure, charging order, execution or other similar proceeding, the Partnership shall not dissolve. The Assignee of said Limited Partnership interest shall be entitled to no more than to receive distributions, and profits and losses attributable to the Limited Partner Interest in the Partnership, in accordance with the Sharing Ratios allowed under this Agreement and in no event shall said Assignee have the right to interfere with the management or administration of the Partnership business or affairs or to become a substituted Limited Partner except as may otherwise be provided herein.

Any entity to which an interest under this Agreement is assigned pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et. seq., shall be deemed without further act to have assumed all of the obligations arising under this Agreement on or after the date of such assignment. Upon demand, any such Assignees shall execute and deliver to each other party to this Agreement an instrument confirming such assumption. Failure to deliver such instrument shall be deemed a default hereunder by the Assignee.

7.7 Rights of Partners on Withdrawal. Notwithstanding anything contained in this Agreement to the contrary, the withdrawal rights of the Partners are as follows:

(a) Withdrawal of Limited Partners. Prior to the termination of the Partnership as a result of the expiration of the term of this Partnership as set forth in Section 2.5 of this Agreement, no Limited Partner may withdraw as a Partner from the Partnership except as Approved By The Limited Partners (not including the Limited Partner who requests to withdraw), and if so approved such withdrawal shall be under the terms and conditions as Approved By The Limited Partners (not including the Limited Partner who requests to withdraw).

(b) Withdrawal of a General Partner. As provided in the Act, a General Partner may withdraw at any time as a General Partner from the Partnership by giving notice to the other Partners. In accordance with Section 6.02(a) of the Act, however, the withdrawal or deemed withdrawal of a General Partner from the Partnership shall be a breach of the Partnership Agreement. Upon such withdrawal, the Partnership may recover damages from the withdrawing General Partner, including the reasonable costs of obtaining replacement of the services the withdrawing General Partner was obligated to perform, for breach of the Partnership Agreement. The Partnership may, in addition to pursuing any remedies otherwise available under applicable law, effect that recovery by offsetting those damages against the amount otherwise distributable to the withdrawing General Partner, reducing the Limited Partner Interest into which the withdrawing General Partner Interest may be converted, or both. Subject to the liability created hereunder, the Partnership shall, unless otherwise Approved By The Partners, convert the interest in that General Partners Capital Account, profits, losses, and distributions to that of a Limited Partner Interest. At the option of the Managing or successor Managing General Partner, or remaining General Partner, or if there is no remaining General Partner, at the option of the Limited Partners as Approved By The Partners in a vote that excludes any Limited Partner Interest held by the withdrawing General Partner, the Partnership may pay to the withdrawing General Partner in cash, or secure by bond approved by a court of competent jurisdiction, the fair market value of that Partners Partnership Interest as determined in Section 7.8(c) below, less the damages caused by the withdrawal of the General Partner if such withdrawal constituted a breach of this Agreement. Additionally, such Limited Partnership Interest may be reduced pro rata with all other Partners to provide compensation or an interest in the Partnership or both to a replacement General Partner, and after the filing of an amendment to the certificate under Section 2.02 of the Act reflecting the General Partner's withdrawal as a General Partner, the withdrawing General Partner is entitled to vote as a Limited Partner in all matters, to the same extent as the members of the class of Limited Partners having the least voting rights with respect to the matter on which the vote is taken, but may not vote on the admission and compensation of any General Partner replacing the withdrawing General Partner; provided, however, that if the General Partner's withdrawal violates this Partnership Agreement, the withdrawing General Partner as a Limited Partner shall have no voting rights.

7.8 Partner's Option to Purchase Partnership Interest (Involuntary Assignment. Except as otherwise provided in Section 7.7 with respect to the withdrawal or deemed withdrawal under the Act of a General Partner, each Partner shall have the right to purchase another Partnership Interest as follows:

(a) Option. In the event of a Partner's dissolution, bankruptcy, insolvency, or involuntary assignment of a Partnership Interest for the benefit of creditors, or if a Partner's Partnership Interest becomes subject to a "Charging Order", such Partner shall give notice of such assignment (the "Assignment Notice") to the remaining Limited Partners within ten days after the deemed assignment. Failure to give the Assignment Notice within such ten days shall constitute constructive notice upon the expiration of such period. Upon the receipt of the Assignment Notice, the assignor Partner shall be deemed to have granted the remaining Limited Partners an option to purchase any and all of the assignor Partner's Partnership Interest for the price and upon the terms as determined in this Section 7.8 and set forth in the Valuation Notice. Following the determination of the Fair Market Value of the assignor Partner's Partnership Interest in accordance with this Section 7.8, the Managing General Partner of the Partnership shall within thirty days of such determination deliver to each Limited Partner the Valuation Notice.

(b) Intention to Exercise Option. Each Limited Partner (other than the assignor Partner) shall have thirty days following such Limited Partner's receipt of the Valuation Notice within which to notify the Managing General Partner of such Limited Partner's desire to purchase such a proportion of the interest in the Partnership subject to the option equal to Limited Partners Adjusted Sharing Ratio. Upon receipt of the notices of the purchasing Limited Partners by the Managing General Partner, the Managing General Partner shall notify all Limited Partners (other than the assignor Partner) if the assignor Partner's Partnership Interest has not been purchased in total. Notwithstanding his or her prior indication that he or she did not desire to purchase his or her proportionate part of the assignor Partner's Partnership Interest, then the remaining Limited Partners (other than the assignor Partner) may elect to purchase such of the interest in such proportion as they may agree among themselves. If all such Partnership Interests are not purchased by the remaining Limited Partners, then the Partnership shall have the option to purchase or redeem such remaining Partnership Interest under this Section 7.8. Any portion of the assignor Partner's Partnership Interest not purchased shall continue to be held by the Assignee in accordance with Sections 7.5 or 7.6, whichever Section is applicable. The failure of any Limited Partner to submit any notice within an applicable period specified herein shall constitute an election on the part of such Limited Partner not to purchase any of the assignor Partner's Partnership Interest to which the requisite notice pertained. Any Limited Partner notifying the Managing General Partner of his or her desire to purchase any or all of the assignor Partner's Partnership Interest shall thereafter be obligated to so do.

(c) Fair Market Value. For all purposes under this Agreement, the purchase or sale price of each Partnership Interest held by each Partner shall be the Fair Market Value of the Partnership Interest to be sold. Fair Market Value means such amount as determined in an Appraisal by the certified public accountant regularly employed by the Partnership or by an independent appraiser selected by the Managing General Partner. Such Fair Market Value shall be determined as of the last day of the prior fiscal year preceding the date of the event which gives rise to the purchase and sale obligation (unless another determination date is otherwise provided hereinafter). Such Fair Market Value shall be determined by the aforementioned certified public accountant or independent appraiser (within thirty (30) days of the transfer event) giving consideration to, among other factors: the financial statements of the Partnership; independent Appraisals of Partnership assets; the valuations of similar entities, both privately and publicly held; conditions and economic outlook of the Partnership's industry and the economic conditions of the geographic area served by the Partnership, and any other factor deemed appropriate by the certified public accountants or independent appraisers including, but not limited to, discounts for lack of marketability and minority interests.

Any questions with respect to accounting procedures, not controlled by this Agreement, shall be resolved by the certified public accountant regularly employed by the Partnership. The cost of the foregoing valuation appraisal shall be borne by the Partnership.

(d) Payment for Partnership Interest. The purchase price of the Partnership Interest purchased under Section 7.8 (and Section 7.7 if applicable) shall be the purchase price for such Partnership Interest disclosed in the Valuation Notice. Such purchase price shall be payable by payment of the full purchase price in cash, or, in the discretion of the purchasing Partner or Partners (except as provided in Section 7.7 with respect to the withdrawal or deemed withdrawal under the Act of a General Partner), in whole or in part by delivery of promissory notes of such purchasing Partner or Partners, which notes shall be based upon the following terms and conditions:

(i) An amount equal to ten percent (10%) of the purchase price, shall be payable at the closing. The balance in ten (10) equal, successive, annual installments, with the first installment payable one year after the closing.

(ii) Each installment of the purchase price shall be represented by their non-negotiable promissory note delivered to the selling Assignee.

(iii) Each promissory note above specified shall bear interest during each respective year of the term of such note at the lower of: (i) Applicable Federal Rate as published by the Internal Revenue Service at the date of such note; or (ii) the Default Interest Rate. Such note to also provide that the maker may prepay all or any part thereof at any time with interest to date of prepayment, but any partial prepayment shall be applied first to accrued interest and the balance shall be applied against the notes then outstanding in the inverse order of maturity, and shall provide that in the event of a default in the payment of any note with interest which shall continue for thirty days after the due date thereof, the remaining unpaid installments of such maker shall, at the option of the holder thereof, become due and payable forthwith.

(e) Closing. The closing of the purchase shall take place on the thirtieth day following the date of the receipt of the notice of acceptance by the Managing General Partner. If such date is a Saturday, Sunday or legal holiday in Dallas, Texas, the first day thereafter that is not a Saturday, Sunday or legal holiday, at 10:00 a.m., Dallas, Texas time, in the Partnership's principal office, or on such other date and at such other time and place that may be agreed to by the parties who are purchasing the Partnership Interest. At the closing the parties shall take all action necessary to convey the Partnership Interest to be transferred in accordance with this Agreement, free of all liens and encumbrances, all as reasonably determined.

7.9 Assignee's Tax Liability. An Assignee of any Partnership Interest, whether of a General Partner or Limited Partner, shall receive the federal and all relevant state Forms K-i and report all income and loss on his or her income tax returns each year in accordance with Rev.

Rul. 77-137, 1977-1 C.B. 178.

ARTICLE VIII

Rights, Obligations, Indemnification and

Remuneration of the General Partner

8.1 Rights and Obligations of the Managing General Partner as Manager. Subject to the limitations imposed upon the Managing General Partner in this Agreement, and to the fi4uciary obligations (except as modified in Section 8.7) and limitations imposed upon it at law, the Managing General Partner shall have full, exclusive and complete discretion to manage and control, and shall make all decisions affecting the Partnership business, including, without limitation, the following: holding the Partnership Property in its name as nominee or trustee of the Partnership; negotiating and executing financing arrangements; having full power to sell and convey for the benefit of the Partnership all Partnership Property owned by the Partnership on such terms as the Managing General Partner may deem reasonable; hiring and overseeing superintendents, management agents and other required personnel; paying bills for ordinary and extraordinary expenses; and performing all other necessary business in connection with the management of the Partnership. Except as specifically provided herein, the Limited Partners shall have no rights in management of the Partnership. No person dealing with the Managing General Partner shall be required to determine its authority to make any undertaking or to execute any instrument on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of such authority, and all such instruments or undertakings shall contain such provisions as the Managing General Partner deems expedient.

Except as may be otherwise provided in this Agreement, the Partnership Interest owned by the General Partner shall be fully paid and nonassessable.

The Managing General Partner shall devote such time to the business and the affairs of the Partnership as he shall reasonably deem necessary to properly conduct its business and affairs in accordance with this Agreement and applicable law. It is expressly understood and agreed that the Managing General Partner shall not be required to devote its entire business time or business resources to the business of the Partnership.

8.2 Specific Limitations on the General Partner. Notwithstanding anything to the contrary in this Agreement or the Act, unless the specific act in question has been Approved By The Partners, the Managing General Partner or General Partner shall have no right, power or authority to do any act or enter into any contract or transaction that would do any of the following:

(a) Contravene this Agreement;

(b) Make it impossible to carry on the ordinary business of the Partnership;

(c) Confess a judgment against the Partnership;

(d) Result in a possession of Partnership Property or assignment of the Partnership's or any Partner's rights in specific Partnership Property, other than for a Partnership purpose; -

(e) Admit a new Partner to the Partnership, except as otherwise permitted herein; or

(f) Cause any Limited Partner to be personally liable to a creditor of the Partnership.

The limitations in this Section 8.2 shall not be applicable to the Managing General Partner or any Liquidator (as defined in Section 11.3) in winding up and liquidating the business of the Partnership under Article XI.

8.3 Agreements and Borrowings of the Partnership. The Managing General Partner (or its Affiliates) is authorized on behalf of the Partnership, in its sole and absolute discretion and without necessity for consent or approval of any of the Limited Partners: (i) to purchase property for the Partnership on behalf of the Partnership from any party, including the Managing General Partner (or its Affiliates), (ii) to borrow money from any party, including the Managing General Partner (or its Affiliates) in the name and on behalf of the Partnership for any reason, and (iii) to execute any purchase contract, note, mortgage, deed of trust, security agreement, and other documents which are required in connection with the acquisition of property or the conduct of the business of the Partnership.

8.4 Loans by General Partner. In the event the Managing General Partner determines that additional funds are required for operations of the Partnership, a General Partner may, but shall not be obligated to, loan funds to the Partnership at the lower of: (a) the Applicable Federal Rate as published by the Internal Revenue Service as of the date of the loan; or (b) the Default Interest Rate, As to any funds so loaned, such General Partner or other lender shall be deemed a general creditor of the Partnership and shall be entitled to be paid principal and interest thereon without regard to the income of profits of the Partnership. Such General Partner may not receive points or fees with respect to any loans to the Partnership by a General Partner, regardless of the amount of the loan.

8.5 Application of Proceeds. Fees, and Expenses. The Managing General Partner is authorized to apply the capital of the Partnership and any other proceeds to the Partnership from other sources to the business in accordance with the Managing General Partner's obligations to the Partnership. The Partnership may pay to the Managing General Partner certain fees and expenses as referenced hereinafter, and such fees and expenses shall be paid as, if, and when such funds shall become available to the Partnership and in accordance with the remaining provisions of this Article VIII.

The Managing General Partner shall be entitled to receive, in consideration for services to be performed for the Partnership pursuant to the terms and conditions of this Agreement, including without limitation its management of the business and preparation of reports to all Partners, a fair and reasonable management fee, as determined by the Managing General Partner in a manner consistent with its duties to the Partnership, which management fee may be based upon the Managing General Partner's actual time devoted to the business and administration of the Partnership, the relative financial benefit accruing to the Partnership as the result of the Managing General Partner's management, and such other factors as shall be reasonable under all of the facts and circumstances.

The Managing General Partner shall also be entitled to reimbursement from time to time by the Partnership (but only to the extent Partnership assets are sufficient therefor) for reasonable and necessary out-of-pocket expenses incurred by the Managing General Partner on behalf of the Partnership, including without limitation, a portion of the office rent and overhead incurred by the Managing General Partner in connection with the operation of the Partnership's business.

8.6 Contracts with General Partner's Affiliates. Subject to the limitations imposed upon the Managing General Partner in this Agreement, and to the fiduciary obligations and limitations imposed upon it by law, the Managing General Partner (or its Affiliates) shall not be prohibited or restricted, in its individual capacity, from entering into any contract, whether oral or written, with the Partnership or involving the payment of funds to or the conveyance of Partnership Property to the Managing General Partner.

8.7 Other Business Ventures. Except as provided below in this Section 8.7, (i) nothing in this Agreement implies any intention that the Partners will be associated in any other venture or partnership, (ii) any Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, and sale of property similar to or in competition with, directly or indirectly, the Partnership Property, and (iii) neither the Partnership nor the Partners have, or shall have, the right to acquire any rights by virtue of this Agreement, or otherwise, in and to such independent venture or to the income or profits derived therefrom. Nothing in this Agreement shall prohibit or restrict any Partner, in their individual capacity, from rendering consulting or other services for compensation to the Partnership or any third party, even if such third party is involved or associated in any way with the Partnership.

8.8 Meetings of the Partners; Written Consent. The Partners may hold regular meetings as shall be selected by the Managing General Partner and at times, places, and manner (including telephone or facsimile meeting) to be selected by the Managing General Partner. In addition, any Partner or group of Partners holding twenty-five percent (25%) or more in Partnership Interest may call a special meeting to be held at the principal office of the Partnership set forth in Section 2.3 herein (unless another site is Approved By The Partners), at any time after the giving of three (3) days' notice to the other Partners. A Partner may waive notice of or attendance at any meeting of the Partners, and may attend any such meeting by telephone or any other electronic communication device. Any Partner may vote on any matter to be voted on by the Partners either (1) in person, by power of attorney, or by proxy at a meeting of the Partners, or (ii) by executing and delivering to the Partnership a written consent indicating such Partner's vote (regardless of whether or not any or all of the other Partners vote at a meeting or also execute a written consent).

8.9 Decision of the Partnership. Except as otherwise expressly provided in this Agreement, all actions of the Partnership, to the extent required to be taken by the act of the Partners and not simply upon approval of the Managing General Partner, shall be Approved By The Partners.

8.10 Managing General Partner/Successor Managing General Partner. The General Partner designated in Section 1.1 (cc) by and through its designated officer, shall be and serve as the Managing General Partner until its resignation as such, until it ceases to be or act as Managing General Partner, or ceases to be a General Partner. If the General Partner designated in Section 1.1 (cc) shall for any reason fail or cease to serve as Managing General Partner, then a successor Managing General Partner may be named in writing by the remaining Partners, as Approved By The Partners.

8.11 Tax Classification. The Partners hereby intend that the Partnership be taxed and classified as a partnership for federal and state income tax purposes. Unless otherwise provided in this Agreement, no Partner shall take any action to change the classification of the Partnership as a partnership for federal and/or state income tax purposes without the unanimous written consent of all Partners.

ARTICLE IX

Rights and Status of Limited Partners

9.1 General. The Limited Partners have the rights and the status of a limited partner in the Act. The Limited Partners shall not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such power being vested exclusively in the Managing General Partner. Each Limited Partner shall indemnify and hold harmless the Partnership, other Limited Partners, General Partner, and the Managing General Partner from and against any loss, claim, cause of action, damages, expense and cost (including attorney's fees and court costs) arising directly or indirectly out of any act of such Limited Partner that is inconsistent with the sole, absolute and exclusive rights and authority of the Managing General Partner to manage and act on behalf of the Partnership.

9.2 Limitation on Liability. Except as provided in the Act: (1) the Limited Partners shall not have any personal liability whatever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner's Capital Contribution; and (ii) upon the payment of its Capital Contribution as required in Article IV, the Limited Partner Interest in the Partnership shall be fully paid and nonassessable.

9.3 Bankruptcy; Death of Limited Partner. Neither the Bankruptcy, death, divorce, disability or declaration of incompetence of a Limited Partner, nor the transfer, assignment, or other disposition of a Limited Partner's interest in the Partnership, shall dissolve the Partnership, but, subject to Article VII hereof, the rights of such Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve (as Assignees) upon the Limited Partner's estate, legal representatives or successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner's estate, representatives or successors in interest shall be liable for all of the obligations of the Limited Partner. In no event shall such estate, representatives or successors in interest become a substituted limited partner, except in accordance with Article VII.

ARTICLE X

Accounting. Records and Reports

10.1 Books, Records and Reports. The Managing General Partner shall maintain at the principal office of the Partnership or at such other place as the Managing General Partner may determine:

(a) The books and records of the Partnership, including all records required to be kept and maintained under Section 1.07 of the Act;

(b) An executed counterpart of this Agreement and all amendments thereto;

(c) A list of the names, residence addresses and Partnership Interests of each Limited Partner and Assignee; and

(d) A copy of the Certificate of Limited Partnership of the Partnership and all amendments thereto. Such information shall be open to reasonable inspection and examination by any of the Partners, their assignees, agents, accountants, attorneys and other duly authorized representatives at all reasonable times during regular business hours.

10.2 Accounting Method. The books and records of the Partnership shall be kept on such method of accounting consistently applied as the Managing General Partner shall select to properly reflect the income and expenses of the Partnership. The accounting year of the Partnership shall be the calendar year.

10.3 Annual Reports. The Managing General Partner, for each accounting year, shall file on behalf of the Partnership a partnership federal income tax return and such state or local income tax returns as may be required by law. The Managing General Partner shall furnish to each Partner the Partner's Schedule K-i within sixty days after the end of each accounting year of the Partnership. Upon request, the Managing General Partner shall also furnish to each Partner a complete copy of the Partnership's federal income tax return (Form 1065).

10.4 Financial Institutions. All funds of the Partnership shall be promptly deposited in a separate bank account or accounts in other financial institutions in the name of the Partnership as may be determined from time to time by the Managing General Partner. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by a duly authorized representative of the Managing General Partner. Pending withdrawal for Partnership purposes, such funds may be invested in such United States issued or guaranteed securities as the Managing General Partner may select. Interest and other income from any such investments shall accrue to the benefit of the Partnership.

10.5 Tax Elections. The Managing General Partner, in its sole and absolute discretion, may cause the Partnership to make or revoke the election referred to in Code section 754 or any similar provision enacted in lieu thereof, and make or revoke any other election or option that may be available to the Partnership under the Code.

10.6 Tax Matters Partner. The Managing General Partner shall be the "tax matters partner" for purposes of partnership audit proceedings as described in Subtitle F, Chapter 63, Subchapter C, of the Code. Subject to Treasury Regulations adopted under the Code, the Managing General Partner shall, without the necessity of seeking or obtaining the consent of any other Partner, have discretion in its capacity as such to make such decisions and to take such actions, including the institution of legal proceedings and the determination of the legal forum, as it deems appropriate in such capacity.

ARTICLE Xl

Dissolution of Partnership

11.1 Causes of Dissolution. The Partnership shall be dissolved on the date set forth in Section 2.5 hereof. Otherwise, the Partnership shall be dissolved prior to such date only upon the happening of any of the following events:

(a) The written consent of the Partners by Unanimous Consent;

(b) Upon the expiration of ninety (90) days following a General Partner's death, insanity, termination, bankruptcy, adjudication of insolvency, resignation, retirement, dissolution, liquidation, expulsion, withdrawal of, or assignment for the benefit of creditors, the Partnership shall dissolve, unless, in accordance with Section i i.2 hereof, the Partnership is reconstituted and/or its business continued without being wound up;

(c) Except as modified herein, an event of withdrawal ofa General Partner under the Act; or

(d) The occurrence of any other act that would result in a dissolution of the Partnership by operation of law not otherwise modified by this Agreement.

11.2 Continuation of Partnership. The Partnership shall be reconstituted and/or its business continued without being wound up if:

(a) If an event of dissolution occurs due to any of the matters involving a General Partner under Section 11.1 above, and there remains at least one General Partner, then the business of the Partnership shall be continued and shall be carried on by the remaining General Partner as Managing General Partner.

(b) If an event of dissolution occurs due to any of the matters involving a General Partner under Section 11.1 above and Section 11.2 (a) does not apply, then the remaining Partners shall have the option to elect to have the Partnership not wound up but to continue as a successor limited partnership if, within ninety (90) days of the date of such dissolution, the Limited Partners, by Unanimous Consent, shall agree in writing to continue the business of the Partnership and in accordance with the requirements of the Act, elect a successor General Partner(s) and Managing General Partner who shall, in writing, accept such designation and agree to become a General Partner and/or Managing General Partner and otherwise comply with the requirements precedent to being admitted to the Partnership as a General Partner.

Any successor or reconstituted limited partnership or other business entity formed pursuant to this Section 11.2 shall succeed to all of the assets of the Partnership.

11.3 Winding up and Liquidator. On dissolution of the Partnership, if the Partnership business is not continued pursuant to Section 11.2 above, it shall be wound up and liquidated as quickly as circumstances will allow. Upon dissolution of the Partnership, the Managing General Partner shall serve as Liquidator (or another party designated by the Managing General Partner) if the Managing General Partner cannot or will not so serve, or in the case of dissolution caused under Section 11.1(b) hereof, another party elected by written consent, as Approved By The Partners, and may cause some or all of the Partnership assets to be sold, if possible, in such manner as it, in its sole discretion, determines appropriate in order to obtain the best prices therefor. Gain or loss from such sale(s) shall be allocated to the Partners according to Article IV hereof. The assets of the Partnership shall be applied in the following order:

(a) To pay or provide for all amounts owing by the Partnership to creditors, including Partners who are creditors other than solely as a result of the application of Section 6.06 of the Act, and for expenses of winding up.

(b) To pay or provide for all amounts owing by the Partnership to the Partners other than for capital and profits.

(c) To pay or provide for all amounts owing by the Partnership to the Partners for capital and profits, as follows:

(i) Assets remaining unsold and liabilities shall be assigned a fair market value, but no value shall be assigned to goodwill or firm name. Accounts receivable shall be deemed to have a fair market value equal to face value. The difference between the fair market value and basis of assets remaining unsold shall be added to (or, if basis exceeds fair market value, subtracted from) the Partners' Capital Accounts, such values to be allocated to the Capital Accounts as if the assets were sold and the gain or loss therefrom allocated to the Partners according to Article V hereof. Fair market value shall be such amount as is Approved By The Partners, or failing such an agreement, the fair market value as determined by an appraiser Approved By The Partners.

(ii) Each Partner shall be paid an amount equal to the amount of each Partner's Capital Account. Distributions may be made in cash or in kind. Distributions in kind shall be deemed to have value assigned them in (c)(i) above. Distributions in kind of assets shall be made to Partners who contributed such assets to the Partnership, to the extent possible.

(iii) Any remaining assets shall be distributed to the Partners in accordance with their Partnership Interests.

11.4 No Recourse. Upon liquidation or dissolution of the Partnership, each Partner shall look solely to the assets of the Partnership for the return of his or its investment. If the Partnership assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed to any one or more of the Partners, are not sufficient to satisfy the rights of each Partner, such Partner shall have no recourse or further right or claim against the Managing General Partner or a General Partner or any members, shareholders, directors, officers, employees or attorneys of the General Partner or any of its affiliates, or the remaining Limited Partners.

11.5 Date of Termination. The Partnership shall be terminated and dissolved when all of the cash or property available for application and distribution under Section 11.3 hereof shall have been applied or distributed in accordance with such Section. The establishment of any reserves shall not have the effect of extending the term of the Partnership, but any such reserve shall be distributed in the manner provided in Section 11.3 upon expiration of the period of such reserve.

ARTICLE XII

Power Of Attorney

12.1 Grant of Power. The Limited Partners do hereby irrevocably constitute and appoint the Managing General Partner, and its designated agents and its successors and assigns, each with power of substitution, as the true and lawful attorney-in-fact for such Limited Partner, in the name, place and stead of such Limited Partner, to execute, swear to, acknowledge, deliver, record and file:

(a) any certificate or other instrument which may be required to be filed by the Partnership or the Partners under the applicable laws of any jurisdiction to the extent the Managing General Partner deems such filing to be necessary or desirable (including without limitation any assumed, trade, or fictitious name certificates);

(b) any amendment to the Certificate of Limited Partnership of the Partnership or to any other instrument described above which is required or permitted by this Agreement or is otherwise agreed upon by the Partners pursuant hereto;

(c) any certificate of cancellation and other instruments which may be required to effectuate the dissolution and termination of the Partnership pursuant to the provisions of this Agreement; and

(d) any documents or instruments required of the Partnership to carry out the actions which the Managing General Partner is authorized to take hereunder.

The foregoing designation of any person or entity as the attorney-in-fact of a Partner shall not be construed to grant such attorney-in-fact any power or authority to approve, consent or agree to the substantive terms or provisions of any certificate, document or instrument, or amendment or modification thereto, on behalf of such Partner.

12.2 Irrevocability of Power. It is expressly understood, intended, and agreed by each of the Partners for itself, its successors, and assigns that the grant of each power of attorney pursuant to Section 12.1 above (i) is coupled with an interest, (ii) is irrevocable, and (iii) shall survive the Bankruptcy, dissolution, death, incompetency or legal disability of the Limited Partner and is binding on any Assignee of all or part of a limited partnership interest hereunder.

ARTICLE XIII

Miscellaneous

13.1 Multiple Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement, binding upon the parties hereto, their heirs, executors, administrators, representatives, successors and permitted assigns.

13.2 Notices. All notices and demands under this Agreement shall be in writing, and faxed, hand-delivered, or mailed, postage prepaid, by certified or registered mail, return receipt requested, or sent by over night mail service directed to the parties at their respective addresses set forth in this Agreement and to the Partnership at its place of business set forth above, or sent electronically by facsimile or similar device to the parties' facsimile phone number set forth in the Partnership's records, and the same shall be deemed to have been given and made (i) upon actual receipt if hand-delivered or delivered electronically, (ii) FIVE days after the date of mailing, and (iii) forty-eight hours after the date so delivered by overnight mail service. Any party hereto may, by written notice given in the same manner and directed to the Partnership at its office hereinabove set forth, designate a different address to which notices or demands shall thereafter be directed.

13.3 Amendment. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and except as expressly provided herein may be amended only by the Unanimous Consent of all of the Partners.

13.4 Severability. In the event that any provision of this Agreement shall be held to be invalid, the invalidity of such provision shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

13.5 Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Texas.

13.6 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, construction or intent of this Agreement or any provision hereof.

13.7 Number and Gender. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine and neuter gender, and vice versa.

13.8 Character of Partnership Interests. Interests in separate property which are contributed to the Partnership by a Partner shall cause the respective Partnership Interest to the extent thereof received by the contributing Partner to be and remain the Partner's separate property. It is agreed and acknowledged that a Partner may have interests in the Partnership which are all or any combination of different classes of property interests. Any appreciation, accretion, growth, income, and the like, of a Partnership Interest or any part thereof which is a Partner's separate property shall remain the Partner's separate property (similarly, with respect to the other classes of property interests).

SIGNED to be effective the day and year above first written.

GENERAL PARTNER:

_______________________________________

BERLWOOD THREE, LLC

By: LINDA K. THOMAS

Its: President

LIMITED PARTNERS:

_______________________________________

JOHN B. FOSTER

_______________________________________

LINDA K. THOMAS

_______________________________________

JASON D. SEAR

_______________________________________

SPRING FOSTER McCURDY

EXHIBIT A

TO

PARTNERSHIP AGREEMENT OF

BERLWOOD FIVE, LTD.

PARTNERS

I. GENERAL PARTNER:

Name Initial Partnership

Interest/Sharing Ratio

BERLWOOD THREE, LLC, at 22005. 1.0%

Smith-Barry, Suite 150, Arlington, Texas

76013

II. LIMITED PARTNERS:

Name Initial Partnership

Interest/Sharing Ratio

JOHN B. FOSTER 82.5%

LINDA K. THOMAS 7.5%

JASON D. SEAR 5.0%

SPRING FOSTER McCURDY 5.0%